Exhibit (a)(1)(A)

NOTICE TO HOLDERS OF CIENA CORPORATION 8.0% CONVERTIBLE SENIOR SECURED NOTES

DUE 2019 OF FUNDAMENTAL CHANGE PURCHASE RIGHT

CUSIP NUMBER: 23247W AA2

CUSIP NUMBER: 23247W AB0

To the Holders of the 8.0% Convertible Senior Secured Notes due 2019 (the “Notes”) of Ciena Corporation (“Ciena”) as successor to Cyan, Inc. (“Cyan”):

Ciena and U.S. Bank National Association, a national banking organization organized under the laws of the United States, as trustee (the “Trustee”), are parties to that certain Indenture, dated as of December 12, 2014 (as supplemented by that certain First Supplemental Indenture, dated as of April 27, 2015, that certain Second Supplemental Indenture, dated as of August 3, 2015 and that certain Third Supplemental Indenture, dated as of August 3, 2015, the “Indenture”), concerning the Notes. This Notice is being delivered to the Holders and the Trustee of the Notes pursuant to Section 15.02(c) of the Indenture and constitutes the Fundamental Change Company Notice required therein for each Fundamental Change described in this Notice. This Notice is also being delivered to the Holders and the Trustee of the Notes pursuant to Section 14.09(b) of the Indenture as notice of entry into the Second Supplemental Indenture and the Third Supplemental Indenture (described below). Capitalized terms used but not otherwise defined in this Notice have the meanings given to them in the Indenture.

On August 3, 2015, Cyan, Ciena and Neptune Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Ciena (“Merger Sub”), completed the transactions contemplated by the Agreement and Plan of Merger, dated as of May 3, 2015, among Cyan, Ciena and Merger Sub, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 2, 2015 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Cyan (the “Merger”), with Cyan surviving the Merger as a wholly owned subsidiary of Ciena. On August 3, 2015, upon the consummation of the Merger, Cyan, Ciena and the Trustee entered into the Second Supplemental Indenture for the purpose of, among other things, providing for the conversion of the Notes into the merger consideration payable in the Merger and providing for the guarantee by Ciena of all of Cyan’s obligations under the Notes and the Indenture, respectively. As a result, the Notes became convertible into “Reference Property” as provided in Section 14.09(a) of the Indenture.

Immediately following the consummation of the Merger, Cyan, as the surviving corporation of the Merger, merged with and into Ciena (the “Second Step Merger”) with Ciena surviving the Second Step Merger and Cyan ceasing to exist as an independent entity. Concurrently with the consummation of the Second Step Merger, Cyan, Ciena and the Trustee entered into the Third Supplemental Indenture providing for Ciena to become the primary obligor under the Notes as the successor to Cyan.

The Merger constitutes a Fundamental Change under the Indenture. As a result, you have the right, at your option, to require the Company to purchase for cash all of your Notes, or any portion of the Notes equal to $1,000 or an integral multiple of $1,000 in excess thereof, on a date specified by the Company as the Fundamental Change Purchase Date. In accordance with Section 15.02(a) of the Indenture, the Company hereby specifies September 21, 2015, as the Fundamental Change Purchase Date. The purchase price (the “Fundamental Change Purchase Price”) to be paid by the Company for Notes validly surrendered for Purchase in accordance with the Indenture will be 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date.

The accrued interest payable on each $1,000 principal amount of Notes is 8% multiplied by the number of days from the last interest payment date (June 15, 2015) to, but excluding, the Fundamental Change Purchase Date, divided by 360. As a result, the Company estimates that the accrued interest payable on any Notes surrendered for repurchase will be approximately $21.11 per $1,000 principal amount.

How to Tender Your Notes for Repurchase

If your Notes are held in certificated form you may exercise your Fundamental Change Purchase Right by providing notice (the “Fundamental Change Purchase Notice”) to U.S. Bank National Association, as paying agent (the “Paying Agent”), at any time prior to 5:00 p.m., New York City time, on September 18, 2015, the business day immediately prior to the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”). Such Holders must properly complete and execute the accompanying Letter of Transmittal and deliver such Letter of Transmittal to the Paying Agent, together with any other required documents, and deliver the certificates representing the Notes to the Paying Agent, at or prior to the Fundamental Change Expiration Time.

If you participate with the Depository Trust Company (“DTC”) you may exercise your Fundamental Change Purchase Right by crediting the Notes to the Paying Agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program (“ATOP”) by complying with the applicable ATOP procedures with respect to this offer at any time prior to the Fundamental Change Expiration Time and by delivering the Notes described in the Fundamental Change Purchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Purchase Notice. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for information on how to deliver a Fundamental Change Purchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw its submission of a Fundamental Change Purchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time prior to the Fundamental Change Expiration Time. The Fundamental Change Purchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Company through the Paying Agent, pursuant to Section 15.02 of the Indenture, promptly after the later of the Fundamental Change Purchase Date and the time of physical delivery or book-entry transfer of such Notes to the Paying Agent. The Fundamental Change Purchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Notice to Holders of Ciena Corporation 8.0% Convertible Senior Secured Notes Due 2019 of Fundamental Change Purchase Right (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

Alternative to the Fundamental Change Purchase Right:

You May Elect to Convert Your Notes

The Indenture provides that, as a result of the consummation of the Merger and as a result of the outstanding shares of common stock of Cyan (“Cyan Shares”) no longer being traded on The New York Stock Exchange (the “Delisting”), and notwithstanding the Fundamental Change Purchase Right, the Notes are convertible, at the option of the Holder, at any time until 5:00 p.m., New York City time, on September 21, 2015 (the “Conversion Period”). If you would like to convert your Notes, you must transfer such Notes to U.S. Bank National Association, as conversion agent (the “Conversion Agent”) prior to the end of the Conversion Period. See “Section 2.3—Conversion Rights of the Holders” for information on how to deliver Notes for conversion. You may not convert any Notes with respect to which you have already delivered a Fundamental Change Purchase Notice unless you have validly withdrawn such Fundamental Change Purchase Notice in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

In addition, because the Merger constitutes a Make-Whole Fundamental Change under the Indenture, all Notes surrendered for conversion at any time from and including August 3, 2015, the date on which the Make-Whole Fundamental Change occurred, up to and including 5:00 pm, New York City time, on September 18, 2015, the business day immediately prior to the Fundamental Change Purchase Date (such period, the “Make-Whole Fundamental Change Period”), shall receive “Additional Shares” in the form of additional Ciena Consideration Units (as defined below) as determined by the Company by reference to the make-whole table in Section 14.04(d) of the Indenture. Each “Ciena Consideration Unit” consists of 0.19936 shares of Company common stock, par value $0.01 per share (the “Shares”) plus a cash amount equal to $0.63, without interest. The Company has determined that the “Additional Shares” per $1,000 principal amount of Notes converted during the Make-Whole Fundamental Change Period is equal to 51.0383 Ciena Consideration Units and the relevant Conversion Rate (as defined in the Indenture, the “Conversion Rate”) shall be increased during the Make-Whole Fundamental Change Period to 460.4381 Ciena Consideration Units. As a result, a converting Holder will receive approximately 91.79 Shares and $290.08 in cash for each $1,000 principal amount of Notes surrendered for conversion during this Make-Whole Fundamental Change Period. On the last day of the Conversion Period, which is the day following the last day of the Make-Whole Fundamental Change Period, Notes surrendered for conversion will not receive the “Additional Shares” that are deliverable in respect of conversions during the Make-Whole Fundamental Change Period. The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right that is the subject of this Schedule TO.

Based on the last reported sale price of the Shares of $21.62 on August 20, 2015, and the current Conversion Rate, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the value that you would receive if you converted your Notes during the Make-Whole Fundamental Change Period or the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or any of its affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

The Paying Agent and Conversion Agent is:

U.S. Bank National Association

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
U.S. Bank National Association Corporate Trust Services Specialized Finance 111 Fillmore Ave E EP-MN-WS2N St. Paul, MN 55107	U.S. Bank National Association Corporate Trust Services Specialized Finance 111 Fillmore Ave E EP-MN-WS2N St. Paul, MN 55107	U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue 1st Floor – Bond Drop Window St. Paul, MN 55107

For Information or Confirmation by:

Facsimile Transmission:

651-466-7367

Email:

cts.specfinance@usbank.com

Phone Number:

651-466-6783

Additional copies of this Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Notice is August 21, 2015.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. None of the Company or any of its affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about your rights (the “Fundamental Change Purchase Right”) as a holder (each, a “Holder”) of the 8.0% Convertible Senior Secured Notes due 2019 of the Company (as defined below) (the “Notes”) to require us to purchase the Notes, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Notice to Holders of Ciena Corporation 8.0% Convertible Senior Secured Notes Due 2019 of Fundamental Change Purchase Right (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Purchase Right fully and for a more complete description of the terms of the Fundamental Change Purchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice mean Ciena Corporation.

Who is offering to repurchase my Notes?

Ciena Corporation, a Delaware corporation (the “Company”), is the successor to the original issuer of the Notes, Cyan, Inc. The Company is a network specialist focused on communications networking solutions that enable converged, next-generation architectures, optimized to create and deliver the broad array of high-bandwidth services relied upon by business and consumer end users. The Company provides equipment, software and services that support the transport, switching, aggregation, service delivery and management of voice, video and data traffic on communications networks. (Page 7)

Why is the Company offering to repurchase my Notes?

Pursuant to the terms of the Indenture (as defined below) and the Notes, upon a Fundamental Change (as defined in the Indenture, a “Fundamental Change”), each Holder of the Notes may require us to repurchase some or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date (as defined below) (the “Fundamental Change Purchase Price”). Pursuant to the Agreement and Plan of Merger, dated as of May 3, 2015, as amended (the “Merger Agreement”), between the Company, Neptune Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Cyan, Inc., a Delaware corporation (“Cyan”), on August 3, 2015, Merger Sub merged with and into Cyan (the “Merger”), with Cyan surviving the Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”). Immediately following the consummation of the Merger, the Surviving Corporation merged with and into the Company (the “Second Step Merger”), with the Company surviving the Second Step Merger and Cyan ceasing to exist as an independent entity. Upon the closing of the Merger, the shares of Cyan common stock that previously traded under the ticker symbol “CYNI”, ceased trading on The New York Stock Exchange (the “NYSE”) on August 3, 2015 (the “Delisting”). As a result of each of the consummation of the Merger and the Delisting, a Fundamental Change occurred on August 3, 2015, and accordingly, each Holder has the Fundamental Change Purchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change (as defined in the Indenture).

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Cyan and the Trustee (as defined below) entered into the Third Supplemental Indenture whereby the Company assumed Cyan’s obligations under the Indenture and the Notes, including the obligation to give the Fundamental Change Company Notice (as defined in the Indenture) and to purchase the Notes. (Page 8)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion thereof that is an integral multiple of $1,000 principal amount, validly surrendered pursuant to the Fundamental Change Purchase Right, at the option of the Holder, and not validly withdrawn. As of August 20, 2015, there was $9.6 million aggregate principal amount of Notes outstanding after taking into account conversions through such date. The Notes were issued under the Indenture dated as of December 12, 2014, between the Company (as successor to Cyan), the subsidiary guarantors party thereto and U.S. Bank

National Association, a national banking organization organized under the laws of the United States, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 27, 2015, and as further supplemented by the Second Supplemental Indenture, dated as of August 3, 2015 and the Third Supplemental Indenture, dated as of August 3, 2015 (as supplemented, the “Indenture”), each between the Company, Cyan and the Trustee. (Page 8)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Purchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest thereon to, but excluding, September 21, 2015 (the “Fundamental Change Purchase Date”), with respect to any and all Notes validly surrendered for repurchase through a notice (“Fundamental Change Purchase Notice”) delivered to U.S. Bank National Association, as paying agent (the “Paying Agent”), and not validly withdrawn prior to 5:00 p.m., New York City time on September 18, 2015, the business day immediately preceding the Fundamental Change Purchase Date (“Fundamental Change Expiration Time”), and which Notes are subsequently delivered by physical delivery or book-entry transfer to the Paying Agent. The accrued interest payable on each $1,000 principal amount of Notes shall equal 8% multiplied by the number of days from the last interest payment date (June 15, 2015) to, but excluding, the Fundamental Change Purchase Date, divided by 360. As a result, the Company estimates that the accrued interest payable on any Notes surrendered for repurchase will be approximately $21.11 per $1,000 principal amount. The Company therefore estimates that the Fundamental Change Purchase Price on any such Notes will be approximately $1,021.11 per $1,000 principal amount of Notes surrendered. (Pages 8-9)

How will the Company fund the repurchase of the Notes?

As of August 20, 2015, the maximum amount of funds required by us to repurchase all of the outstanding Notes pursuant to the Fundamental Change Purchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $9.6 million. The Company expects to fund the repurchase from available cash on hand.

The repurchase of Notes pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof. (Page 16)

How can I determine the market value of the Notes?

To the Company’s knowledge there is no active trading market for the Notes and no quotations available through Bloomberg or other quotation reporting services. On August 20, 2015, the last reported sales price of the Shares on the NYSE was $21.62 per Share. (Page 11)

Are my Notes currently convertible?

Yes. As described in the Notice to Holders of a Make-Whole Fundamental Change dated August 3, 2015, the Notes are currently convertible as a result of the consummation of the Merger until the Fundamental Change Purchase Date. After the Fundamental Change Purchase Date, unless an event occurs that would otherwise trigger an earlier conversion period, Notes will not be convertible until January 15, 2016, and then only under certain circumstances as provided in the Indenture.

If you do not exercise your Fundamental Change Purchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes in accordance with the terms of the Indenture.

If you deliver a Fundamental Change Purchase Notice to the Paying Agent, you may not surrender such Notes for conversion unless you validly withdraw such Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time. If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Purchase Right. (Pages 9-10)

What consideration will I receive if I convert my Notes during the Make-Whole Fundamental Change Period or the Conversion Period?

Because the Merger constitutes a Make-Whole Fundamental Change under the Indenture, all Notes validly surrendered for conversion at any time from and including August 3, 2015, the date on which the Make-Whole Fundamental Change occurred, up to and including 5:00 pm (New York time) on September 18, 2015, the business day immediately prior to the Fundamental Change Purchase Date (such period, the “Make-Whole Fundamental Change Period”), shall receive 409.3998 Ciena Consideration Units (as defined below) plus “Additional Shares” in the form of additional Ciena Consideration Units (as defined below) as determined by the Company by reference to the make-whole table in Section 14.04(d) of the Indenture. Each “Ciena Consideration Unit” consists of 0.19936 shares of Company common stock, par value $0.01 per share (the “Shares”) plus a cash amount equal to $0.63, without interest. The Company has determined that the “Additional Shares” per $1,000 principal amount of Notes converted during the Make-Whole Fundamental Change Period is equal to 51.0383 Ciena Consideration Units and the relevant Conversion Rate (as defined in the Indenture, the “Conversion Rate”) shall be increased during the Make-Whole Fundamental Change Period from 409.3998 to 460.4381 Ciena Consideration Units. As a result, a Holder that submits Notes for conversion at any time prior to 5:00 p.m. New York City time on September 18, 2015 will receive approximately 91.79 Shares and $290.08 in cash for each $1,000 principal amount of Notes surrendered for conversion during this period.

All Notes validly surrendered for conversion after the Make-Whole Fundamental Change Period but before the Fundamental Change Purchase Date, meaning in the period from 5:00 P.M. (New York time) on September 18, 2015 until 5:00 pm (New York time) on September 21, 2015, will be converted into approximately 81.62 Shares and $257.92 in cash for each $1,000 principal amount of Notes surrendered for conversion during this period.

The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right that is the subject of this Schedule TO. See “Examples of Your Consideration Alternatives” on page 10 below for a comparison of the estimated amount you would receive if your Notes are converted during the Conversion Period and the estimated amount you would receive if your Notes are repurchased through exercise of the Fundamental Change Purchase Right. (Page 10)

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Purchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Purchase Right, your conversion rights in accordance with the terms of the Indenture will not be affected. If you have exercised your conversion right, you may not withdraw such conversion request or surrender such Notes under the Fundamental Change Purchase Right. (Page 9-10)

What does the Board of Directors of the Company think of the Fundamental Change Purchase Right and the conversion rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for purchase under the Fundamental Change Purchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Purchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Purchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (Page 9)

When does the Fundamental Change Purchase Right expire?

The Fundamental Change Purchase Right expires at 5:00 p.m., New York City time, on September 18, 2015. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. (Page 8)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (Page 8)

How do I surrender my Notes for repurchase?

Holders whose Notes are held in certificated form must properly complete and execute the accompanying Letter of Transmittal and deliver such Letter of Transmittal to the Paying Agent, together with any other required documents, and deliver the certificates representing the Notes to be surrendered for repurchase to the Paying Agent, at or prior to the Fundamental Change Expiration Time. Enclosed with this Notice is the form Letter of Transmittal that you are required to use. The Letter of Transmittal requires you to state (among other things): (i) the certificate number of the Notes being delivered for purchase; and (ii) the portion of the principal amount of the Notes which will be delivered to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple thereof.

A Holder who participates with The Depository Trust Company (“DTC”) must surrender to the Company its beneficial interest in the Notes by: (i) delivering to the Paying Agent’s account at DTC through DTC’s book-entry system its beneficial interest in the Notes at or prior to the Expiration Time; and (ii) electronically transmitting its acceptance through Automated Tender Offer Program (“ATOP”) by causing DTC to transfer Notes to the Paying Agent in accordance with the terms and procedures of that system, at or prior to the Expiration Time.

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to surrender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, or deliver the Letter of Transmittal on such beneficial owner’s behalf, in each case at or prior to the Expiration Time. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Notice which may be used by a beneficial owner in this process to instruct the registered Holder to surrender Notes.

You bear the risk of untimely submission of the Fundamental Change Purchase Notice. You must allow sufficient time for completion of the necessary procedures prior to the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Purchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Purchase Notice to the Paying Agent, you agree to be bound by the terms of the Fundamental Change Purchase Right set forth in this Notice. (Pages 12-13)

If I surrender my Notes for repurchase, when will I receive payment for them?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Purchase Right. We will promptly deposit with the Paying Agent on or prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Purchase Price for all of the Notes validly tendered for repurchase on the Fundamental Change Purchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Purchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount. (Page 15)

How do I withdraw a Fundamental Change Purchase Notice that I have already delivered?

Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Fundamental Change Expiration Time. The withdrawal notice must: (i) specify the DTC Voluntary Offer Instruction

Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes; (ii) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and (iii) be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Fundamental Change Expiration Time.

Holders of Notes in certificated form must deliver to the Paying Agent written notice of withdrawal, substantially in the form enclosed herewith, specifying: (i) the certificate number of the Notes in respect of which such notice of withdrawal is being submitted; (ii) the principal amount, in integral multiples of $1,000, of the Notes with respect to which such notice of withdrawal is being submitted; and (iii) the principal amount, if any, of such Notes which remain subject to the original Letter of Transmittal and which has been or will be delivered for purchase by the Company. (Pages 14-15)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase at your election. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Page 13)

If I want to convert my Notes during the Conversion Period, what should I do?

Holders that convert through DTC must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to U.S. Bank National Association, as the conversion agent (the “Conversion Agent”) through the transmittal procedures of DTC, prior to end of the Conversion Period.

In the case of Notes held in certificated form, before any Holder shall be entitled to convert a Note, such Holder must: (i) deliver a valid conversion notice in the form attached to the certificates evidencing the Notes to the Conversion Agent; (ii) surrender the Note to the Conversion Agent; (iii) furnish appropriate endorsements and transfer documents if required by the Conversion Agent; (iv) pay all transfer and similar taxes as set forth in Section 14.02(d) and Section 14.02(e) of the Indenture if required; and (v) return any interest payment received (as defined in the Indenture) to which such Holder is not entitled as set forth in Section 14.02(h) of the Indenture.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes on such Holder’s behalf prior to the end of the Conversion Period. (Pages 9-10)

If I have already elected to exercise my Fundamental Change Purchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Purchase Notice. Notes properly surrendered for conversion may not be withdrawn. (Page 10)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the Fundamental Change Expiration Time, we will not repurchase your Notes and such Notes will remain outstanding subject to the Indenture. (Page 10)

If I do not surrender my Notes for conversion during the Conversion Period, will I continue to be able to exercise my conversion rights in the future?

If you do not convert your Notes during the Conversion Period or do not deliver a Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time, you will continue to have the right to convert your Notes in accordance with the terms of the Indenture. Unless an event occurs that would otherwise trigger an earlier conversion period, Notes will not be convertible after the Conversion Period until January 15, 2016, and then only under certain circumstances as provided in the Indenture. (Page 10)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Purchase Right will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the conversion of a Note into a combination of cash and shares of our common stock are not entirely clear. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Purchase Right or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (Pages 16-20)

Who is the Paying Agent and the Conversion Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Purchase Right and conversion rights. Its address and telephone number are set forth on the front cover page of this Notice.

Whom can I talk to if I have questions about the Fundamental Change Purchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Purchase Right or the conversion of the Notes may be directed to the Issuer at the address and telephone and facsimile numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of August 21, 2015. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 21, 2015. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE PURCHASE RIGHT AND CONVERSION RIGHTS

1. Information Concerning the Company.

1.1 The Company.

The Company is a network specialist focused on communications networking solutions that enable converged, next-generation architectures, optimized to create and deliver the broad array of high-bandwidth services relied upon by business and consumer end users. We provide equipment, software and services that support the transport, switching, aggregation, service delivery and management of voice, video and data traffic on communications networks. Our principal executive offices are located at 7035 Ridge Road, Hanover, Maryland 21076, and our telephone number is (410) 694-5700. Our website is www.ciena.com. The information contained in the Company’s website is not incorporated by reference in this Notice and you should not consider it as part of the Notice.

The shares of the Company’s common stock are traded on the New York Stock Exchange under the ticker symbol “CIEN.”

Additional information regarding the Company is contained in our filings with the SEC. See “Section 12—Additional Information” below.

1.2 The Merger Agreement. Pursuant to the Merger Agreement, between the Company, Merger Sub, and Cyan, Merger Sub merged with and into the Cyan on August 3, 2015, with Cyan surviving the Merger as the Surviving Corporation. Immediately following the consummation of the Merger, the Surviving Corporation merged with and into the Company, with the Company surviving the Second Step Merger and Cyan ceasing to exist as an independent entity. The closing of the Merger resulted in the Cyan Shares no longer being traded on the NYSE on August 3, 2015. As a result of the consummation of the Merger and the Delisting, a Fundamental Change occurred on August 3, 2015, and accordingly, each Holder has the Fundamental Change Purchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change. Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, the Company, Cyan and the Trustee entered into the Third Supplemental Indenture whereby the Company assumed Cyan’s obligations under the Indenture and the Notes, including the obligation to give the Fundamental Change Company Notice (as defined in the Indenture) and to purchase the Notes.

2. Information Concerning the Notes. The Notes of the Company were issued under the Indenture between the Company (as successor to Cyan) and the Trustee. The Notes mature on the Stated Maturity.

2.1 The Company’s Obligation to Repurchase the Notes. The consummation of the Merger and the Delisting resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture, which obligates the Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Purchase Right will expire on the Fundamental Change Expiration Time. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. In the event that we are required to extend the period that Holders have exercise the Fundamental Change Purchase Right by applicable law, we will make a public announcement of such extension by no later than 9:00 a.m., New York City time, on the next business day following the Fundamental Change Expiration Time. Holders whose Notes are held in certificated form may exercise their Fundamental Change Purchase Right by delivering the Fundamental Change Purchase Notice to the Paying Agent, at any time prior to the Fundamental Change Expiration Time. Such Holders must properly complete and execute the accompanying Letter of Transmittal and deliver such Letter of Transmittal to the Paying Agent, together with any other required documents, and deliver the certificates representing the Notes to the Paying Agent, at or prior to the Fundamental Change Expiration Time. Holders who participate with The Depository Trust Company may exercise their Fundamental Change Purchase Right by crediting the Notes to the Paying Agent’s account at DTC in accordance with ATOP by complying with the applicable ATOP procedures with respect to this offer at any time prior to the Fundamental Change Expiration Time and by delivering the Notes described in the Fundamental Change Purchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Purchase Notice. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Purchase Notice and surrender your Notes for repurchase.

2.2 Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by the Company for the Notes is a cash price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase. The Fundamental Change Purchase Price for any Notes that are validly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time will be paid by the Company through the Paying Agent, pursuant to Section 15.02 of the Indenture, promptly after the later of the Fundamental Change Purchase Date and the time of book-entry transfer of such Notes to the Paying Agent. Notes validly surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or an integral multiple thereof.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Purchase Right will be entitled to receive accrued interest payable on their Notes accrued to, but excluding, the Fundamental Change Purchase Date. The accrued interest payable on each $1,000 principal amount of Notes shall equal 8% multiplied by the number of days from the last interest payment date (June 15, 2015) to, but excluding, the Fundamental Change Purchase Date, divided by 360. As a result, the Company estimates that the accrued interest payable on any Notes surrendered for repurchase will be approximately $21.11 per $1,000 principal amount. The Company therefore estimates that the Fundamental Change Purchase Price on any such Notes will be approximately $1,021.11 per $1,000 principal amount of Notes surrendered.

The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Shares. The Fundamental Change Purchase Price may be significantly higher or lower than the price at which you may be able to sell your Notes on the Fundamental Change Purchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for repurchase.

None of the Company or any of its affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent, is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3 Conversion Rights of the Holders. As a result of the consummation of the Merger and the Delisting that occurred on August 3, 2015, notwithstanding the Fundamental Change Purchase Right, the Notes are convertible, at the option of the Holder, at any time during the Conversion Period. Pursuant to the terms of the Indenture, the initial conversion rate of the Notes immediately prior to the Merger was 409.3998 shares of Cyan common stock per $1,000 principal amount of Notes. Because the Merger constitutes a Make-Whole Fundamental Change under the Indenture, all Notes surrendered for conversion at any time during the Make-Whole Fundamental Change Period, shall receive “Additional Shares” in the form of additional Ciena Consideration Units (as defined below) as determined by the Company by reference to the make-whole table in Section 14.04(d) of the Indenture. Each “Ciena Consideration Unit” consists of 0.19936 Shares plus a cash amount equal to $0.63, without interest. The Company has determined that the “Additional Shares” per $1,000 principal amount of Notes converted during the Make-Whole Fundamental Change Period is equal to 51.0383 Ciena Consideration Units and the relevant Conversion Rate shall be increased during the Make-Whole Fundamental Change Period to 460.4381 Ciena Consideration Units. As a result, a converting Holder will receive approximately 91.79 Shares and $290.08 in cash for each $1,000 principal amount of Notes surrendered for conversion during this period. The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right that is the subject of this Schedule TO.

All Notes validly surrendered for conversion after the Make-Whole Fundamental Change Period but before the Fundamental Change Purchase Date, meaning in the period from 5:00 P.M. (New York time) on September 18, 2015 until 5:00 pm (New York time) on September 21, 2015, will be converted into approximately 81.62 Shares and $257.92 in cash for each $1,000 principal amount of Notes surrendered for conversion during this period.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon, except in certain circumstances as set forth in the Indenture.

Holders that convert through DTC must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent through the transmittal procedures of DTC, prior to end of the Conversion Period. Timely delivery of the appropriate instruction form and the Notes in compliance with the transmittal procedures of DTC is the responsibility of the surrendering Holder.

In the case of Notes held in certificated form, before any Holder shall be entitled to convert a Note, such Holder must: (i) deliver a valid conversion notice in the form attached to the certificates evidencing the Notes to the Conversion Agent; (ii) surrender the Note to the Conversion Agent; (iii) furnish appropriate endorsements and transfer documents if required by the Conversion Agent; (iv) pay all transfer and similar taxes as set forth in Section 14.02(d) and Section 14.02(e) of the Indenture if required; and (v) return any interest payment received (as defined in the Indenture) to which such Holder is not entitled as set forth in Section 14.02(h) of the Indenture.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes on such Holder’s behalf prior to the end of the Conversion Period.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Purchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Purchase Right may surrender their Notes for conversion into cash as described herein or as otherwise provided in the Indenture.

Holders who do not convert their Notes during the Conversion Period or who do not deliver a Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time will continue to have the right to convert their Notes for cash in accordance with the terms of the Indenture.

U.S. National Bank Association is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE PURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

Fundamental Change Purchase Right: If you exercise the Fundamental Change Purchase Right and the Notes are repurchased for the Fundamental Change Purchase Price, you will receive for each $1,000 principal amount of Notes tendered for repurchase: $1,000.00 plus accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Purchase Date, for a total consideration of approximately $1,021.11 in cash, assuming a Fundamental Change Purchase Date of September 21, 2015.

Conversion During the Make-Whole Fundamental Change Period: If you exercise your conversion rights during the Make-Whole Fundamental Change Period, you will receive 91.79 Shares and $290.08 in cash for each $1,000 principal amount of Notes validly surrendered for conversion. On August 20, 2015, the last reported price of the Shares was $21.62 on the New York Stock Exchange. Accordingly, on that date, the estimated value of the cash and Shares that you would receive upon conversion for each $1,000 principal amount of Notes would be approximately $2,274.64.

Conversion After the Make-Whole Fundamental Change Period But During the Conversion Period. If you exercise your conversion rights after the Make-Whole Fundamental Change Period but during the Conversion Period (i.e. from 5:00 P.M. (New York time) on September 18, 2015 until 5:00 pm (New York time) on September 21, 2015), you will receive 81.62 Shares and $257.92 in cash for each $1,000 principal amount of Notes surrendered for conversion during this period. On August 20, 2015, the last reported price of the Shares was $21.62 on the New York Stock Exchange. Accordingly, on that date, the estimated value of the cash and Shares that you would receive upon conversion for each $1,000 principal amount of Notes would be approximately $2,022.50.

The right of Holders to convert their Notes is separate from the Fundamental Change Purchase Right that is the subject of this Schedule TO. The value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially less than the amount that you would receive if you converted your Notes during the Make-Whole Fundamental Change Period or the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or any of its affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4 Market for the Notes and the Shares. There is no established market for trading in the Notes, and to the Company’s knowledge quotations of prices for the Notes are not available on Bloomberg or any other quotation reporting service. Price quotes, to the extent they can be obtained, may be influenced by a variety of factors, including the lack of a ready market for the Notes. Following the expiration of the Fundamental Change Purchase Right and the Conversion Period, the Notes that have not been repurchased or converted may or may not be traded over-the-counter, and if they do to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Purchase Right. Even if such a market were to develop, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Purchase Right and the Conversion Period. As of August 20, 2015, approximately 80% of the Notes had already been converted, thereby reducing the outstanding principal balance to $9,600,000.

The following table sets forth the high and low sales prices of the Shares on the NYSE each quarter during the Company’s fiscal year ended October 31, 2014, as reported in the Company’s Annual Report on Form 10-K for the period ended October 31, 2014, and thereafter as reported in published financial sources.

	Ciena Corporation Share Price
	Low ($)	High ($)
Fiscal year ended October 31, 2013
First Quarter ended January 31	16.48	13.16
Second Quarter ended April 30	17.53	14.32
Third Quarter ended July 31	22.96	14.91
Fourth Quarter ended October 31	27.67	19.92
Fiscal year ending October 31, 2014
First Quarter ended January 31	24.37	20.93
Second Quarter ended April 30	27.16	18.88
Third Quarter ended October 31	22.94	18.00
Fourth Quarter ended October 31	20.98	13.77
Fiscal year ending October 31, 2015
First Quarter ended January 31	20.32	14.69
Second Quarter ended April 30	22.50	17.86

On August 20, 2015, the last reported sales price of the Shares on the NYSE was $21.62 per share. We urge you to obtain current market information for the Shares before making any decision to either surrender your Notes pursuant to the Fundamental Change Purchase Right or to surrender your Notes for conversion.

2.5 Interest. The Notes that remain outstanding after consummation of the Fundamental Change Purchase Right will continue to accrue interest until the Stated Maturity of December 15, 2019, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. Interest on outstanding Notes is paid semi-annually in arrears on June 15 and December 15 of each year to record Holders of the Notes as of the preceding June 1 and December 1, respectively, until Stated Maturity, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 8.0%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Purchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Purchase Date. The accrued interest payable on each $1,000 principal amount of Notes shall equal 8% multiplied by the number of days from the last interest payment date (June 15, 2015) to, but excluding, the Fundamental Change Purchase Date, divided by 360. As a result, the Company estimates that the accrued interest payable on any Notes surrendered for repurchase will be approximately $21.11 per $1,000 principal amount The Company therefore estimates that the Fundamental Change Purchase Price on any such Notes will be approximately $1,021.11 per $1,000 principal amount of Notes surrendered.

2.6 Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a subsequent Fundamental Change not described in this Notice on or prior to the Stated Maturity at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest thereon to, but excluding, such repurchase date in accordance with the Indenture.

2.7 Ranking. As a result of the release of the security interest under the Indenture due to the Merger, the Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness and senior in right of payment to the Company’s existing and future subordinate debt. Pursuant to the Pledge and Escrow Agreement dated as of December 12, 2014 (the “Pledge and Escrow Agreement”) by and among the Company (as successor to Cyan), as pledger, and U.S. Bank National Association, as the collateral agent under the Indenture, and as securities intermediary and escrow agent (in its capacity as escrow agent, the “Escrow Agent”), the Escrow Agent holds cash covering the remaining interest payments on the Notes through and including December 15, 2017 in an escrow account. However, the Notes are structurally subordinated to all existing and future liabilities of the Company’s subsidiaries and are effectively junior to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase.

To surrender your Notes for repurchase pursuant to the Fundamental Change Purchase Right, you must deliver the Fundamental Change Purchase Notice to the Paying Agent prior to the Fundamental Change Expiration Time, and subsequently surrender the Notes to the Paying Agent through the procedures set forth below.

•	Notes in Certificated Form. To receive the Fundamental Change Purchase Price, Holders whose Notes are held in certificated form must properly complete and execute the accompanying Letter of Transmittal and deliver such Letter of Transmittal to the Paying Agent, together with any other required documents, and deliver the certificates representing the Notes to be surrendered for repurchase to the Paying, at or prior to the Fundamental Change Expiration Time. Enclosed with this Notice is the form Letter of Transmittal that you are required to use. The Letter of Transmittal requires you to state (among other things):

•	the certificate number of the Notes being delivered for purchase; and

•	the portion of the principal amount of the Notes which will be delivered to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple thereof.

•	Notes in Global Form. A Holder who is a participant with DTC must surrender to the Company its beneficial interest in the Notes by:

•	delivering to the Paying Agents’ account at DTC through DTC’s book-entry system its beneficial interest in the Notes at or prior to the Fundamental Change Expiration Time; and

•	electronically transmitting its acceptance through ATOP by causing DTC to transfer Notes to the Paying Agent in accordance with the terms and procedures of that system, at or prior to the Fundamental Change Expiration Time.

DTC will then send an agent’s message to the Paying Agent. In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (whether surrendered through a nominee or directly by a Holder who is a DTC participant), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and such

Holder, receipt by such Holder of an agreement to be bound by the terms of the Offer, including those set forth below under “—Agreement to be Bound by the Terms of the Fundamental Change Purchase Right.” Holders desiring to surrender their Notes on the Fundamental Change Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Fundamental Change Expiration Date.

•	Notes Held Through a Custodian. Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to surrender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, or deliver the Letter of Transmittal on such beneficial owner’s behalf, in each case at or prior to the Fundamental Change Expiration Time. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Notice which may be used by a beneficial owner in this process to instruct the registered Holder to surrender Notes.

You bear the risk of untimely submission of the Fundamental Change Purchase Notice. You must allow sufficient time for completion of the necessary procedures prior to the Fundamental Change Expiration Time, after which time you will not be able to exercise the Fundamental Change Purchase Right.

3.1 Method of Delivery. Delivery of Notes, the related Letter of Transmittal, and all other required documents, including delivery and acceptance through DTC’s ATOP as applicable, is at the election and risk of the Holder surrendering Notes.

You will not be entitled to receive the Fundamental Change Purchase Price for your Notes unless you validly surrender and do not withdraw your Notes at or before the Fundamental Change Expiration Time. Only registered Holders are authorized to surrender their Notes for repurchase. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. In all cases, notwithstanding any other provision of the Notice, the payment for the Notes surrendered and accepted for payment will be made only after timely receipt by the Paying Agent of certificates representing surrendered Notes, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees.

Any Fundamental Change Purchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted to the Paying Agent, will acknowledge an agreement to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Purchase Right” below.

3.2 Agreement to be Bound by the Terms of the Fundamental Change Purchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Purchase Notice through one of the procedures set forth above, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Purchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Purchase Right;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Purchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Purchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Purchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Purchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Purchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that all Notes described in any Fundamental Change Purchase Notice that is validly delivered and not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Purchase Price is less cash consideration than they would receive upon converting their Notes during the Conversion Period;

•	payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	tenders of Notes may be withdrawn in accordance with the procedures set forth in this Notice at any time at or prior to the Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of any Notes is not effective until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Purchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4. Right of Withdrawal. A Fundamental Change Purchase Notice may be withdrawn, in whole or in part, at any time prior to the Fundamental Change Expiration Time. To validly withdraw Notes previously delivered, you must either (i) deliver an executed written notice of withdrawal to the Paying Agent no later than the Fundamental Change Expiration Time, or (ii) withdraw the Notes through the procedures of DTC no later than the Fundamental Change Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Fundamental Change Expiration Time. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

•	Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Fundamental Change Expiration Time, as set forth above.

•	Holders of Notes in certificated form must deliver to the Paying Agent written notice of withdrawal, substantially in the form enclosed herewith, specifying:

•	the certificate number of the Notes in respect of which such notice of withdrawal is being submitted;

•	the principal amount, in integral multiples of $1,000, of the Notes with respect to which such notice of withdrawal is being submitted; and

•	the principal amount, if any, of such Notes which remain subject to the original Letter of Transmittal and which has been or will be delivered for purchase by the Company.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Notes will be deemed not validly surrendered for purposes of the Notice.

Enclosed with this Notice is a Notice of Withdrawal that may be used for withdrawing Notes.

HOLDERS WHO WITHDRAW THROUGH ATOP NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures.

5. Payment for Surrendered Notes; Source and Amount of Funds. We will promptly deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Purchase Price for all of the Notes to be repurchased on the Fundamental Change Purchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Purchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds.

The maximum amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Purchase Right (assuming all Notes are validly surrendered for repurchase) is approximately $9,802,666.67, calculated as the sum of (i) $9,600,000, representing 100% of the principal amount of Notes remaining outstanding after taking into account conversions through August 20, 2015, plus (ii) $202,666.67, representing accrued and unpaid interest on such remaining outstanding Notes up to, but excluding, the Fundamental Change Purchase Date.

The Company expects to fund the repurchase from available cash on hand. The repurchase of Notes pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof.

6. Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Purchase Right will be cancelled by the Trustee pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. The Company has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the Company or any executive officer, director or affiliate of the Company or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9. Agreements Involving the Company’s Notes. Based on a reasonable inquiry by the Company, except for the Merger Agreement, the Pledge and Escrow Agreement and as described below and in this Notice, none of the Company or any of its directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Purchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Purchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Notes after the Fundamental Change Purchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Purchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11. Material U.S. Federal Income Tax Considerations.

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of a disposition of a Note as a result of the exercise of either the Fundamental Change Purchase Right or conversion rights. This tax disclosure cannot be used by any Holder for the purpose of avoiding penalties that may be asserted against the Holder under the Internal Revenue Code of 1986, as amended (the “Code”). Holders should seek their own advice based on their particular circumstances from an independent tax adviser.

The following summary describes certain material U.S. federal income tax consequences of the disposition of a Note as a result of the exercise of either the Fundamental Change Purchase Right or conversion rights, and the receipt of cash in exchange for such Note. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to an investor in light of its particular circumstances. In addition, the discussion does not describe any tax consequences arising under the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to Holders of Notes that may be subject to special tax rules, such as dealers or traders in securities, banks and certain other financial institutions, tax-exempt entities, retirement plans and other tax-deferred accounts, regulated investment companies, insurance companies, hybrid entities, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities holding Notes, persons holding Notes as a part of an integrated conversion or constructive sale transaction, or as part of a straddle or a synthetic security, or certain U.S. expatriates or former long-term residents of the United States. This summary also does not address tax consequences to U.S. Holders (as defined below) of Notes as a result of the use of a “functional currency” that is not the U.S. dollar. This summary assumes that the Notes are not U.S. real property interests within the meaning of Section 897 of the Code.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding the Notes should consult an independent tax advisor regarding the tax consequences of the receipt of cash in exchange for Notes pursuant to the exercise of a Fundamental Change Purchase Right or conversion right.

This summary is based on the Code, and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used in this Notice, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. As used in this Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) a nonresident alien individual; (ii) a foreign corporation (or other entity treated as a foreign corporation for U.S. federal income tax purposes); or (iii) a foreign estate or trust.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERTING NOTES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS FUNDAMENTAL CHANGE PURCHASE RIGHT NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Certain Contingencies Affecting Yield on the Notes

As of the original issue date of the Notes, the overall yield on the Notes could be affected by the occurrence of certain contingencies. Although the matter is not free from doubt, the Company has taken the position that these contingencies do not cause the Notes to be treated as contingent payment debt instruments under the applicable Treasury regulations. Because of the lack of directly applicable authority, however, there can be no assurance that the Notes will not be treated as contingent debt instruments. The Company’s position that the Notes are not contingent payment debt instruments is binding on each Holder unless such Holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. The Company’s position that the Notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge the Company’s position, and the Notes were treated as contingent payment debt instruments, Holders would be required, among other potential adverse consequences, to have accrued interest income at a rate substantially higher than the stated interest rate on the Notes (regardless of such holder’s regular method of accounting for U.S. federal income tax purposes), and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note. In addition, conversion of the Notes would be a taxable event, and any gain realized upon conversion would be required to be treated as ordinary income. Holders are urged to consult their own tax advisors regarding the possibility that the Notes may be contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Tax Considerations for U.S. Holders

Disposition of a Note. A disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Purchase Right generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussions under “—Accrued Interest” and “—Market Discount” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received on the disposition, other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and the U.S. Holder’s adjusted tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder, increased by any original issue discount (“OID”) previously included in income by the U.S. Holder. If a U.S. Holder has elected to include “market discount” (as described below) in income as it accrues, then the U.S. Holder’s tax basis in a Note will be increased by any market discount previously included in gross income. If a U.S. Holder purchased a Note for an amount greater than its adjusted issue price, then the U.S. Holder’s tax basis in the Note will be decreased by the amount of any such excess that the U.S. Holder has applied to offset OID or has elected to offset against interest income as amortizable bond premium.

Accrued Interest. Amounts received by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to the U.S. Holder as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the adjusted issue price of the Note exceeded the U.S. Holder’s tax basis in that Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Conversion of Notes. The tax consequences of the conversion of a Note into a combination of cash and shares of our common stock are not entirely clear. If the Note constitutes a “security” for U.S. federal income tax purposes, a U.S. Holder may be treated as exchanging the Note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations, and has not been clearly defined by judicial decisions. An instrument is a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years may not be treated as “securities.” In addition, the convertibility of a debt instrument into stock of the issuer may argue in favor of “security” treatment because of the possible equity participation in the issuer. We intend to take the position that the Notes are “securities” for U.S. federal income tax purposes.

If the Note is a security and the conversion is treated as a recapitalization for U.S. federal income tax purposes, the U.S. Holder would not be permitted to recognize loss, but would be required to recognize gain. The amount of gain recognized by a U.S. Holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. Holder’s tax basis in the converted Note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the possibility that the adjustment to the conversion rate of a Note converted in connection with a make-whole fundamental change or our notice of redemption may be treated as a taxable stock dividend, the gain recognized by a U.S. Holder upon conversion of a Note will be long-term capital gain if the Holder held the note for more than one year, or short-term capital gain if the Holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The U.S. Holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted Note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted Note.

Alternatively, the conversion of a Note into a combination of cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the Note and in part a conversion of a portion of the Note into common stock. In such case, a U.S. Holder’s aggregate tax basis in the Note would be allocated between the portion of the Note treated as redeemed and the portion of the Note treated as converted into common stock on a pro rata basis. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the Note treated as redeemed equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued and unpaid interest) and the U.S. Holder’s tax basis in the portion of the Note treated as redeemed, subject to the possibility that the adjustment to the conversion converted in connection with a make-whole fundamental change or our notice of redemption may be treated as a taxable stock dividend. With respect to the portion of the Note treated as converted, a U.S. Holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the possibility that the adjustment to the conversion rate of a Note converted in connection with a make-whole fundamental change or our notice of redemption may be treated as a taxable stock dividend. The tax basis allocated to the portion of the Note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted Note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock attributable to the fractional share on a proportionate basis in accordance with its relative fair market value.

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the Notes not yet included in income by a U.S. Holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of conversion.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the Paying Agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

The following discussion applies only to non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. Holder in respect of a Note at any time is effectively connected with the conduct of a U.S. trade or business.

Disposition or Conversion of a Note. Subject to the discussions under “—Accrued Interest” above and “—Backup Withholding and Information Reporting” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights, unless the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid to a non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Purchase Right or conversion rights that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that:

(i) the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii) the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership; and

(iii) either (1) the non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (2) the non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Department of the Treasury regulations.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Notes. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes and the non-U.S. Holder may be subject to U.S. backup withholding on payments attributable to accrued but unpaid interest on the Notes or on the proceeds from the disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on accrued interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non-Exercising Holders

A Holder that does not exercise its Fundamental Change Purchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Notice.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

12. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Purchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, filed on December 19, 2014;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2015, filed on March 12, 2015 and for the quarterly period ended April 30, 2015, filed on June 10, 2015;

•	the Company’s Current Reports on Form 8-K, filed on June 16, 2015, August 3, 2015 and August 13, 2015 (including all exhibits attached thereto);

•	all other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time;

•	the Indenture between the Company (as successor to Cyan) and the Trustee, filed as Exhibit 4.1 to the Cyan’s Current Report on Form 8-K, filed on December 17, 2014;

•	the First Supplemental Indenture between Cyan and the Trustee, filed as Exhibit 4.2 to Cyan’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 13, 2015;

•	the Second Supplemental Indenture, dated August 3, 2015, between the Company, Cyan and the Trustee, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on August 3, 2015; and

•	the Third Supplemental Indenture, dated August 3, 2015, between the Company, Cyan and the Trustee, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed on August 3, 2015.

For more information about the Merger, you can review a copy of the Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2015.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Purchase Right.

14. Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or any of its affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

CIENA CORPORATION

August 21, 2015

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s Board of Directors and each of the Company’s executive officers. The business address of each person set forth below is 7035 Ridge Road, Hanover, Maryland 21076 and the telephone number is (410) 694-5700.

Directors

Name	Title
Patrick H. Nettles, Ph.D.	Executive Chairman of the Board of Directors
Harvey B. Cash	Director
Bruce L. Claflin	Director
Lawton W. Fitt	Director
T. Michael Nevens	Director
Judith M. O’Brien	Director
Michael J. Rowny	Director
Patrick T. Gallagher	Director

Executive Officers

Name	Title
Gary B. Smith	President and Chief Executive Officer
James E. Moylan, Jr.	Senior Vice President, Finance and Chief Financial Officer
Stephen B. Alexander	Senior Vice President and Chief Technology Officer
James A. Frodsham	Senior Vice President and Chief Strategy Officer
François Locoh-Donou	Senior Vice President, Global Products Group
Philippe Morin	Senior Vice President, Global Field Organization
Andrew C. Petrik	Vice President and Controller
David M. Rothenstein	Senior Vice President, General Counsel and Secretary
Marcus Starke	Senior Vice President, Chief Marketing Officer